Exhibit 5.1
















                                        April 28, 1999




CT Communications, Inc.
68 Cabarrus Avenue, East
Concord, North Carolina 28025

        Re:  CT Communications, Inc.
             Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to CT Communications, Inc., a North Carolina corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the shares of common stock (the "Common Stock") of the Company issuable pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Plan"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

        Based on the foregoing, it is our opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized for issuance and, when sold pursuant to the Plan, will be validly issued, fully paid, and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                          Very truly yours,

                                          /s/ MAYER, BROWN & PLATT

                                          Mayer, Brown & Platt